                                                                       EXHIBIT 2

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT between National-Standard Company, an Indiana corporation (the "Corporation") and Ronald B. Kalich (the "Executive) dated as of November 16, 1999 (the "Agreement").

         Whereas, the Corporation wishes to employ the Executive as President and Chief Executive Officer of the Corporation on the terms set forth herein and the Executive wishes to be employed by the Corporation on such terms;

IT IS, THEREFORE AGREED:


                              ARTICLE 1 EMPLOYMENT

1.1 EMPLOYMENT PERIOD. The Corporation hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Corporation, for the period commencing as of the date hereof and ending at midnight on November 15, 2002, as its President and Chief Executive Officer (the "Employment Period").


                                ARTICLE 2 DUTIES

2.1 DUTIES AND RESPONSIBILITIES. During the Employment Period, the Executive agrees to devote his attention full time during normal business hours to the business and affairs of the Corporation and to use his best efforts to perform faithfully and efficiently such responsibilities, except for illness, permitted vacation periods and the expenditure of time relating to those matters specified in Exhibit A hereto, including but not limited to serving on the board of directors of other corporations so long as such commitments do not materially interfere with the performance of Executive's duties hereunder. The Executive shall, subject to the supervision and control of the Board of Directors of the Corporation, perform such duties and exercise such supervision and powers over and with regard to the business of the Corporation as are contemplated to be performed by the President and Chief Executive Officer pursuant to the By-laws of the Corporation, and such additional duties consistent with his position as may from time to time be prescribed by the Board of Directors. Subject to the provisions of the Corporation's Charter and By-laws and applicable law, it is the expectation of the Corporation that the Executive will continue to serve as a member of the Board of Directors of the Corporation during the Employment Period.


                             ARTICLE 3 COMPENSATION

3.1 BASE SALARY. During the Employment Period, the Executive shall receive a base salary at an annual rate of at least $400,000 payable in accordance with the Company's standard payroll policy, with any increase thereto to be determined by the Governance Committee of the Board of Directors from time to time.

3.2 SIGNING BONUS. On or before the commencement of the Employment Period the Corporation will pay to the Executive a one time signing bonus in the amount of $40,000.


                           ARTICLE 4 BENEFIT PROGRAMS

4.1 HEALTH PLANS. The Corporation shall make available to Executive during the Employment Period such other benefits as other members of senior management of the Corporation are then generally entitled to receive, which shall, in any event, include life, long-term disability, health and dental insurance, and annual physical exams.

4.2 MOVING AND RELOCATION. The Corporation shall provide the moving and relocation benefits set forth in this Section 4.2 to the Executive, provided that the Executive relocates to the Indiana/Michigan area within six months of his commencement of employment. The benefits are: (i) up to thirty-days (30) temporary living expenses; (ii) two visits for spouse to seek housing; (iii) one month additional pay (net after taxes) for miscellaneous moving expenses; (iv) moving expenses for normal household goods (mileage only for second automobile), boats, RV's or other extras are not included; (v) reasonable and customary closing costs for the sale and purchase of a residence, excluding discount points; (vi) the taxable amounts of all reimbursements will be grossed-up for applicable state and federal taxes.

4.3 DUES AND MEMBERSHIPS. The Corporation will reimburse the Executive for the costs of three club memberships: The Summit Club in South Bend, Indiana, the Union League Club in Chicago, Illinois and a third club of the Executive's choice.

4.4    RETIREMENT.

4.4.1 The Executive shall be permitted during the period of his employment hereunder to participate in any qualified or non-qualified retirement plans and similar benefits that may be available to other senior executives of the Corporation generally, on the same terms and conditions as such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs. Without limiting the generality of the foregoing, the Executive shall be permitted to participate in the National-Standard Company Employee's Pension Plan (the "Pension Plan") and the National-Standard Company Targeted Retirement Benefit Plan (the "Target Plan"), as of the date hereof without regard to any amendments made thereafter (or their successor plans). For purposes of the Target Plan's Section 3.1(b) offsets there shall be added as a further offset the non-contributory amounts payable to the Executive from qualified and non-qualified employee benefit plans maintained by prior employers. Further, for purposes of Section 2.5 of the Target Plan the Executive shall be deemed to have completed ten (10) years of credited service under the Pension Plan upon the earlier of midnight November 15, 2002, or, a termination of this Agreement by the Executive pursuant to
       Section 7.3 below.

4.4.2 The Corporation shall fund the Executive's participation in the Target Plan in the same manner and to the same extent as for current participants.

4.5 DEFERRED COMPENSATION. The Executive shall be eligible and permitted, during the Employment Period, to participate in any deferred compensation plans and similar benefits that may be available to other senior executives of this Corporation generally, on the same terms and conditions as such other executives.

4.6 VACATION. The Executive will be entitled to an initial vacation award of four (4) weeks of paid vacation during each twelve-month period during the Employment Period. Accrued but unused vacation shall be carried over in accordance with the Corporation's vacation policy for its senior management.

4.7 OTHER. Annually the Executive will be reimbursed up to a total of $2,000 for expenses associated with yearly tax filings. Additionally, the Executive will be reimbursed up to a total of $3,000 for financial and/or estate planning services for the three year period beginning November 16, 1999 and ending midnight November 15, 2002.


                             ARTICLE 5 STOCK OPTIONS

5.1    INITIAL OPTION.

5.1.1 Upon commencement of the Employment Period, the Executive will be granted an option (the "Initial Option"), to purchase 150,000 shares of the Corporation's Common Stock, par value $.01 per share. The option price shall be 100% of the fair market value of the shares subject to option at the close of trading on November 16, 1999, the date of the option grant.

5.1.2 The grant of the Initial Option shall be outside of the Corporation's Stock Option Plan and shall be submitted to the Corporation's shareholders for approval at the January 2000 Annual Meeting of Shareholders in accordance with the requirements of Section 162(m) of the Internal Revenue Code. The management and Board of Directors of the Corporation shall recommend approval of the Initial Option. The Initial Option may not be exercised until such approval is obtained, and if it is not so approved by the shareholders, the Initial Option shall be null and void, and the Executive shall then have the right, within ten (10) days after the January 2000 Annual Meeting to terminate this Agreement for Good Reason pursuant to Section 7.3.

5.1.2 The stock option agreement regarding the Initial Option, including the terms of such grant, is attached hereto as Exhibit B (the "Option Agreement"). In accordance with Section 10.1 below and the terms of the Option Agreement, the Corporation shall use its best efforts to file an effective registration statement, or equivalent document, with the Securities and Exchange Commission ("SEC") and any other regulatory body having jurisdiction over the Corporation covering the shares reserved for issuance under the Initial Option.

5.2 OTHER OPTIONS. During the Employment Period, the Executive shall receive stock option grants, in amounts and on terms that reflect the Executive's status as Chief Executive Officer, as determined by the Governance Committee of the Board of Directors from time to time. All such grants shall be subject to the terms of the Corporation's Stock Option Plan.

                          ARTICLE 6 ANNUAL BONUS AWARDS

6.1 BONUS AWARD. During the fiscal year ending September 30, 2000, the Executive shall be entitled to receive a minimum bonus award of not less than $36,000. In the event that the Corporation meets the $5,000,000 net income target for the fiscal year ending September 30, 2000, the Executive's minimum bonus will not be less than $100,000.

6.2 ANNUAL BONUS AWARDS. For fiscal years ending after September 30, 2000, the Executive shall be eligible and permitted, during the Employment Period, to participate in any annual bonus plans and similar benefit that may be available to other senior executives of the Corporation generally, on the same terms and conditions as such other executives.


                              ARTICLE 7 TERMINATION

7.1 DEATH OR DISABILITY. This Agreement shall terminate automatically upon the Executive's death. The Corporation may terminate this Agreement during the Employment Period after having established the Executive's "Disability," as defined below, by giving the Executive written notice of its intention to terminate the Executive's employment. For purposes of this Agreement, "Disability" means the Executive's inability to substantially perform his duties and responsibilities to the Corporation by reason of a physical or mental disability or infirmity (i) for a continuous period of six months or (ii) at such earlier time as the Executive submits medical evidence satisfactory to the Corporation that the Executive has a physical or mental disability or infirmity that will likely prevent the Executive from substantially performing his duties and responsibilities for six months or longer. The date of Disability shall be the day on which the Executive receives notice of termination from the Corporation pursuant to this Section 7.1.

7.2 CAUSE. The Corporation shall have the right to terminate the Executive's employment for "Cause" during the Employment Period. For purposes of this Agreement, "Cause" shall mean (i) the willful and continued failure by the Executive to perform substantially his duties to the Corporation or its subsidiaries (other than any such failure resulting from his Disability) within a reasonable period of time after a written demand for substantial performance is delivered to the Executive by the Board of Directors, which demand specifically identifies the manner in which the Board of Directors believes that the Executive has not substantially performed his duties, (ii) malfeasance, embezzlement or theft from the Corporation or any subsidiary or affiliate by the Executive, (iii) the commission or perpetration by the Executive of any act of moral turpitude, or (iv) any material and willful violation by the Executive of his obligations under Section 2.1 hereof.

7.3 TERMINATION BY EXECUTIVE. The Executive shall have the right to terminate this Agreement during the Employment Period: (i) for "Good Reason," upon thirty
(30) days prior written notice to the Corporation or a successor of the Corporation; or, (ii) on or subsequent to the consummation of a "Change of Control." For purposes of this Agreement:

7.3.1  "Good Reason" shall mean, in addition to the event described in Section
       5.1.2 above: (i) a change in the Executive's duties and responsibilities without his consent such that his duties and responsibilities are materially reduced or altered in a manner unfavorable to him; or (ii) a decrease in the Executive's salary or bonus award potential; or (iii) a material decrease in his benefits; or (iv) a change in the location at which the Executive's duties are principally carried out of more than twenty (20) miles from the Corporation's principal executive offices in Niles, Michigan; or (v) the Corporation or its successor is unwilling to extend the Executive's employment upon terms at least as favorable to the Executive as the terms set forth in this Agreement; and

7.3.2 "Change of Control" shall mean: (i) a change in control of the Board of Directors of the Corporation pursuant to which any single Person or two or more Persons acting in concert acquires control of such Board of Directors; (ii) the Transfer of at least 51% or more of the voting equity interests in the Corporation, whether by sale, merger, consolidation or otherwise, to any single Person or to two or more Persons acting in concert; provided that two or more Persons shall be considered to be acting in concert for purposes of clauses (i) and (ii) hereof only if such Persons would have been considered to be acting in concert as a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for such purposes treating voting equity interests of the Corporation held or acquired by such Persons as if such voting equity interests were equity securities in respect of which a Schedule 13D would be required to be filed with the Securities and Exchange Commission and as if the requisite percentage and other threshold conditions to such filing were satisfied; or (iii) the occurrence of an event which would constitute or be deemed to be a "Rule 13e-3 transaction" as such term is defined in Rule 13e-3 promulgated pursuant to the Exchange Act. "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental body. "Transfer" means, sell, transfer, convey, lease and/or deliver or sale, transfer, assignment, conveyance, lease and/or delivery, as indicated by the context.

                         ARTICLE 8 EFFECT OF TERMINATION

8.1 DEATH OR DISABILITY. Upon termination of the Executive's employment during the Employment Period, because of death or Disability as provided in
Section 7.1, the Corporation shall continue to pay the Executive or his estate or other personal representative as severance (i) the amount of the Executive's salary as provided in Section 3.1 at the rate in effect immediately prior to termination of his employment for a period of twenty-four (24) months, less the amount of any disability payments made by the Corporation or any Corporation plan, and (ii) in the case of a Disability termination, will afford to the Executive at the Corporation's expense, health insurance benefits (including medical and dental) and life insurance equivalent to the benefits enjoyed by the Executive at the date of termination (the "Insurance Benefits") for a period of twenty-four (24) months from the date of such termination.

8.2 OTHER TERMINATION. If the Executive's employment is terminated (i) by the Corporation during the Employment Period (other than for death, Disability or Cause), (ii) by virtue of a termination by the Executive pursuant to Section 7.3.1, or (iii) in the event that the provisions of Section 7.3.1(v) are not applicable and the Corporation is unwilling to extend the Executive's employment at the expiration of this Agreement upon terms at least as favorable to the Executive as the terms set forth herein, the Corporation shall pay to the Executive a cash amount as severance in a lump sum equal to two (2) times the Executive's annual base salary then in effect pursuant to Section 3.1, plus two
(2) times the average of the previous two (2) years of bonus plan payouts for the Executive and shall continue to maintain the Insurance Benefits for a period of twenty-four (24) months from the date of such termination or expiration. The lump sum payment shall be paid to the Executive within forty-five (45) days after the date of such termination or expiration.

8.3 CHANGE OF CONTROL. If the Executive's employment is terminated by the Executive during the Employment Period pursuant to Section 7.3.2, the Corporation shall pay to the Executive a cash amount as severance in a lump sum equal to 2.99 times the Executive's base salary then in effect pursuant to
Section 3.1 plus 2.99 times the average of the previous two years of bonus plan payouts for the Executive; provided that such payment under this Section 8.3 shall be limited to an amount which would not constitute an "excess parachute payment" under Section 280G of the federal Internal Revenue Code (after taking into account all other payments to the Executive that are contingent upon the Change of Control). Such lump sum payment shall be paid within forty-five (45) days after the date of termination provided for in Section 7.3. The Corporation shall continue to maintain the Insurance Benefits for a period of thirty-six
(36) months from the date of the termination provided for in Section 7.3.

8.4 VESTED BENEFITS. Nothing herein shall be deemed to restrict or reduce the Executive's vested benefits under any of the Corporation's benefit plans as determined in accordance with the provisions of such benefit plans.

8.5 MISCELLANEOUS. No continued salary or severance shall be paid if Executive's employment terminates for any reason during the Employment Period other than as set forth above in this Article 8, and in such case the Executive's entitlement to Insurance Benefits, if any, shall be determined exclusively by the Corporation's policies in effect at the time of the termination. Upon the termination of employment with the Corporation for any reason, the Executive shall offer to resign his position as a director of the Corporation, effective as of the date of such termination.


              ARTICLE 9 CONFIDENTIAL INFORMATION - NON-COMPETITION

9.1 CONFIDENTIAL INFORMATION. For such time as the Executive is employed by the Corporation and following his termination for whatever reason, the Executive shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or its affiliates, and their respective businesses which shall not be public knowledge of including without limitation, customer lists, bid, proposals, contracts, matters subject to litigation, technology or financial information of the Corporation or its subsidiaries and other know-how (the "Confidential Information"). The Executive shall not, without the prior written consent of the Corporation, communicate or divulge any Confidential Information to anyone other than the Corporation and those designated by it in writing. Confidential Information shall not be deemed known to the public if such information is made public by the Executive or his representatives.

9.2 NON-COMPETITION. For a three (3) year period commencing on the date of termination, the Executive will not, directly or indirectly:

9.2.1 own, manage, operate, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or consultant or otherwise, with, or have any financial interest in (except for (i) ownership as of the date hereof, (ii) any ownership in the common stock of the Corporation, or (iii) any ownership of less than 5% of the outstanding equity interest in any entity) an enterprise (other than the Corporation or successor corporation) conducting business in activities similar to the Corporation, in each case, in any market in which the Corporation or its affiliates conducts or solicits business; provided that the provisions of this subsection
       9.2.1 shall be limited to a period of two (2) years in the event the Corporation is unwilling to extend the Executive's employment at the expiration of this Agreement upon terms at least as favorable to the Executive as set forth in this Agreement or the termination by the Corporation of the Executive's employment during the Employment Period other than for Cause or for Disability;

9.2.2 solicit or contact any employee of the Corporation or its affiliates with a view to inducing or encouraging such employee to leave the employ of the Corporation or its affiliates for the purpose of being employed by the Executive, an employer affiliated with the Executive, or any competitor of the Corporation or any affiliate thereof.

9.3 DAMAGES & INJUNCTIVE RELIEF. The Executive acknowledges that the provisions of this Article 9 are reasonable and necessary for the protection of the Corporation and that the Corporation will be irrevocably damaged if such provisions are not specifically enforced. Accordingly, the Executive agrees that, in addition to any other relief to which the Corporation may be entitled in the form of actual or punitive damages, the Corporation shall be entitled to seek and obtain injunctive relief from a court of competent jurisdiction (without the posting of a bond therefor) for the purposes of restraining the Executive from any actual or threatened breach of such provisions.


                        ARTICLE 10 REGISTRATION OF SHARES

10.1 CORPORATION COVENANTS. The Corporation covenants and agrees with Executive, as a condition to his acceptance of employment with the Corporation, to take all actions within its power and to use its best efforts to obtain the approvals of third parties (including without limitation, the shareholders of the Corporation and/or parties to relevant agreements) necessary or appropriate, to accomplish the following as soon as reasonable practicable:

10.1.1 File an effective registration statement, or equivalent document, with the SEC and any other regulatory body having jurisdiction over the Corporation, covering the shares reserved for issuance under the Initial Option, in accordance with Section 5.1.2 hereof and as contemplated in the Option Agreement, as previously approved by the Board.

                        ARTICLE 11 SUCCESSORS AND ASSIGNS

11.1 ASSIGNMENT. This Agreement is personal to the Executive and without prior written consent of the Corporation shall not be assigned by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

11.2 CORPORATION. This Agreement shall inure to the benefit of and be binding upon the Corporation and its successors.


                            ARTICLE 12 GOVERNING LAW

12.1 LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.

                               ARTICLE 13 NOTICES

13.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:

                                Ronald B. Kalich
                                14997 Manitou Road
                                Prior Lake, MN  55372

         If to the Corporation:

                                General Counsel & Secretary
                                National-Standard Company
                                1618 Terminal Road
                                Niles, MI  49120

Or, to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.


                            ARTICLE 14 MISCELLANEOUS

14.1 WITHHOLDING. The Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14.2 NO WAIVER. The Corporation's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof. The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision hereof.

14.3 ENTIRE AGREEMENT. This Agreement embodies the entire agreement between the parties with respect to the Executive's employment, and may not be changed or terminated orally.

14.4 COUNTERPARTS. This Agreement may be executed in two counterparts, and both such counterparts hereof shall be deemed to be an original instrument, and both such counterparts together shall constitute but one agreement.

       IN WITNESS WHEREOF, the Executive has hereunto set his hand and pursuant to the authorization from its Board of Directors the Corporation has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.


National-Standard Company                      Executive


By:   /s/ David F. Craigmile                   /s/ Ronald B. Kalich
-------------------------------                --------------------------------
      David F. Craigmile                       Ronald B. Kalich
Its:  Chairman of the Board

                                    EXHIBIT A
                              EXPENDITURES OF TIME



1.   Board of Director membership with Thomas and Betts Corporation, Memphis,
     TN.

2.   Board of Director membership with The Carbide/Graphite Group, Pittsburgh,
     PA.

3. Completion of outstanding obligations/commitments to Marmon Group within three (3) months from the date of this Agreement.

                                                                       EXHIBIT 2

                                                                       EXHIBIT B



                            NATIONAL-STANDARD COMPANY

                            NONQUALIFIED STOCK OPTION

       THIS OPTION granted this 16th day of November, 1999 by National-Standard Company, an Indiana corporation (hereinafter called the "Company"), to Ronald B. Kalich, (hereinafter called the "Employee").

                              W I T N E S S E T H;

       WHEREAS, the Board of Directors of the Company is of the opinion that the interests of the Company will be advanced by encouraging and enabling those employees of the Company upon whose judgment, initiative and efforts the Company is largely dependent for the successful conduct of the business of the Company, to acquire or increase their proprietary interest in the Company, thus providing them with a more direct stake in its welfare and assuring a closer identification of their interests with those of the Company; and

       WHEREAS, the Board believes that the acquisition of such an interest in the Company will stimulate the efforts of such employees and strengthen their desire to remain with the Company;

       NOW, THEREFORE, in consideration of the premises and of the services required under the agreement of employment between Employee and the Company dated November 16, 1999 (the "Employment Agreement") in order to receive benefits hereunder, the Company hereby grants this option to the Employee on the terms hereinafter expressed:

       1. OPTION GRANT. The Company hereby grants to the Employee an option to purchase a total of 150,000 shares of Common Stock, $.01 par value, of the Company at the option price of $3 3/8 per share, being equal to 100% of the fair market value of such shares on the date hereof.

       2. TIME OF EXERCISE. Subject to the forfeiture provisions in paragraph 5 and to the requirements of paragraph 8, this option may be exercised in whole or in part, from time to time after November 16, 1999, but not later than:

         (a)  Three years from the date of the Employee's retirement; or,

         (b) Three years from the date upon which the Employee becomes totally disabled; or

         (c)  One year from the date of the Employee's death; or

         (d) Three years from the date of the Employee's termination due to a change in control of the Company as defined in Section 7.3.2 of the Employment Agreement; or

         (e)  November 16, 2009;

       whichever shall first occur.

       3. EXERCISE OF OPTION. This option may be exercised only by the appropriate notice in writing, delivered to the Treasurer of the Company at Niles, Michigan, and accompanied by payment of the full purchase price of the shares purchased, either in cash or in shares of Common Stock of the Company having a fair market value, on the date of surrender and delivery of such shares, equal to the purchase price of the shares being purchased, or a combination thereof.

       4. TRANSFERABILITY OF OPTION. This option is not transferable except by the Employee during his or her lifetime and as provided in Section 8 of the National-Standard Stock Option Plan (hereinafter the "Plan").

       5. FORFEITURE AND CANCELLATION. Upon the Employee's termination for any reason other than retirement, total disability, death, termination without Cause as defined in Section 7.2 of the Employment Agreement, Good Reason as defined in
Section 7.3.1 of the Employment Agreement, or Change of Control as defined in
Section 7.3.2 of the Employment Agreement, this option shall be immediately forfeited and canceled.

       6. DELIVERY OF CERTIFICATES. The Company shall not be required to issue or deliver any certificate for its Common Stock purchased upon the exercise of this option prior to the admission of such shares to listing on any stock exchange on which such shares may at that time be listed. If at any time during the option period the Company shall be advised by its counsel that the shares deliverable upon the exercise of the option are required to be registered under the Federal Securities Act of 1933 or any state securities law or that delivery of such shares must be accompanied or preceded by a prospectus meeting the requirements of such Act, the Company will use its best efforts to effect such registration or provide such prospectus not later than a reasonable time following each exercise of this option, but delivery of shares by the Company may be deferred until such registration is effected or such prospectus is available. The Employee shall have no interest in shares covered by this option until certificates for said shares are issued.

       7. ADJUSTMENT PROVISIONS. In the event that there is any increase in the number of issued shares of Common Stock of the Company without new consideration to the Company therefore, by reason of stock dividends, stock split-ups or like recapitalizations, the number of shares of Common Stock which may thereafter be purchased under this option shall be increased in the same proportion as said increase in issued shares of Common Stock. In such event, the per share price specified in paragraph 1 above shall be reduced so that the total consideration payable to the Company for the increased number of shares of Common Stock remaining subject to this option shall not be changed by reason of such increase in number of shares.

       If during the term of this option the Common Stock of the Company shall be combined or be changed into the same or another kind of stock of the Company or into securities of another corporation, whether through recapitalization, reorganization, sale, merger, consolidation, etc., the Company shall cause adequate provision to be made whereby the Employee shall thereafter be entitled to receive, upon the due exercise of any then unexercised portion of this option, the securities which he would have been entitled to receive for Common Stock acquired through exercise of such portion of the option (regardless of whether or to what extent the option would then have been exercisable) immediately prior to the effective date of such recapitalization, reorganization, sale, merger, consolidation, etc. If appropriate, due adjustment shall be made in the per share or per unit price of the securities purchased on exercise of this option following said recapitalization, reorganization, sale, merger, consolidation, etc.

       8. STATUS OF OPTION. This option has not been granted pursuant to the Plan. For purposes of Section 162(m) of the Internal Revenue Code, this option shall be treated as granted pursuant to a separate plan of the Company, the terms of which are identical to the terms of the Plan (and which terms are incorporated herein), except that: (a) the Employee shall be the only person eligible to participate in such separate plan; (b) the maximum number of shares with respect to which options may be granted under such separate plan, and the maximum number that may be granted to Employee during the term of the plan shall be 150,000 shares, subject to any adjustment pursuant to Section 7 above, determined without regard to the number of shares with respect to which options are granted under the Plan (and this option whether or not exercised, shall not be taken into account in determining the number of shares with respect to which options may be granted under the Plan); (c) no provision of such separate plan, including any amendment thereto, shall be construed to vary any provision of the Employment Agreement between the Company and the Employee, or to permit the Company to cancel the option, without the written consent of the Employee; and
(d) to the extent that there is any conflict between the Plan and the provisions of this Exhibit B to the Employment Agreement, this Exhibit B will control. This option was approved by the Committee (as defined in the Plan) at a meeting held on October 11, 1999, which date shall be considered the effective date of the separate plan pursuant to which this option is granted, but this option may not be exercised unless and until the grant of the option has been approved by the shareholders of the Company in accordance with the requirements of Section 162(m).

       IN WITNESS WHEREOF, the Company has caused this option to be executed on the date first above written.

                            NATIONAL-STANDARD COMPANY


                            By:  /s/ D.F. Craigmile
                                 ----------------------------------
                                 D.F. Craigmile
                                 Chairman of the Board